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                                                                    EXHIBIT 10.4

                                 FIRST AMENDMENT
                                       TO
                              EMPLOYMENT AGREEMENT

     This First Amendment to Employment Agreement, dated as of the 4th day of March, 2008 (the "Amendment") by and between TECUMSEH PRODUCTS COMPANY, a Michigan corporation (the "Company"), and EDWIN L. BUKER ("Executive").

                                   WITNESSETH:

     WHEREAS, Executive and the Company are parties to that certain Employment Agreement dated August 1, 2007 (the "Employment Agreement"); and

     WHEREAS, pursuant to the terms of the Employment Agreement, under the Company's Long-Term Incentive Equity Award Plan (the "Equity Plan"), Executive was granted the Initial Incentive Awards consisting of (i) 180,941 Options and
(ii) 89,552 Units; and

     WHEREAS, the Company has determined it would be in the Company's best interest to terminate the Equity Plan and replace it with a plan entitled the Long-Term Incentive Cash Award Plan (the "Cash Plan"); and

     WHEREAS, as a result of the termination of the Equity Plan, Executive and the Company desire to: (i) terminate the Initial Incentive Awards granted pursuant to the Equity Plan and issue replacement awards to Executive under the Cash Plan; and (ii) amend the Employment Agreement to provide that Annual Awards will be granted to Executive under the Cash Plan.

          NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Definitions. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such term in the Employment Agreement.

2. Amendment of Employment Agreement.

     A. (i) The second sentence of Section 3(b) of the Employment Agreement is deleted in its entirety and replaced with the following:

               The bonus actually earned and payable to Executive will be determined based on achievement of Company and individual performance objectives as may be established with respect to each

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          calendar year by the Board or a committee thereof, and subject to such other terms and conditions established by the Board pursuant to the Company's Annual Incentive Plan, as it may be amended from time to time, or any new annual incentive or bonus plan the Company may adopt in the future to replace it.

     (ii) The last sentence of Section 3(b) of the Employment Agreement is deleted in its entirety and replaced with the following:

               Unless otherwise provided in the Company's Annual Incentive Plan, the minimum annual performance bonuses as described in the preceding sentence will be paid no later than March 15 of the year following the year in which each annual bonus is earned (i.e., March 15, 2008 and March 15, 2009).

     B. Section 4 of the Employment Agreement is deleted in its entirety and replaced with the following:

          4. Long Term Incentive Plan Grants.

                    (a) Annual Grants. Commencing with 2008, and continuing for each calendar year during the Employment Period, Executive shall receive an annual grant of awards under the Company's Long-Term Incentive Cash Award Plan adopted by the Board on March 4, 2008, as the same may be amended (the "Cash Plan") equal to (as of the date of the grant) the aggregate of Executive's (i) then current Base Salary and (ii) the Target Bonus then in effect (the "Annual Award"). The Annual Awards shall be fixed and determined in accordance with, and shall be subject to any conditions set forth in the Cash Plan and the granting document(s).

                    (b) Initial Grants. Effective as of the date on which the
               Board adopts the Cash Plan (the "Plan Date"), Executive is hereby granted pursuant to the Cash Plan (i) a number of stock appreciation rights equal to the sum of 180,941 plus a number stock appreciation rights having a Black-Scholes value equal to the difference between the Strike Price (as hereinafter determined) and $16.75 multiplied by 180,941 (the "Initial SARs"), and (ii) 89,552 phantom shares (the "Initial Phantom Shares" and collectively, with the Initial SARs, the "Initial Incentive Awards") to replace and in full substitution for the Initial Incentive Awards granted pursuant to the Employment Agreement. The Initial SARs will (x) have a Strike Price (within the meaning of the Cash Plan) equal to the higher of the closing market price of the Company's Class A shares of common stock on the Plan Date or on the third (3rd) business day after the Company files its

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               Annual Report on Form 10-K for its fiscal year ended December 31,
               2007, (y) expire on August 13, 1014, and (z) vest in three (3) tranches, with one-third of the Initial SARs exercisable on August 13, 2008, one-third on August 13, 2009, and one-third on August 13, 2010. The Initial Phantom Shares will vest, and will be settled as of, August 13, 2010, if Executive remains employed by the Company for the full term of Employment Period. The number of Initial SARS will be determined by the compensation consulting firm of Lyons, Benenson & Company, Inc., promptly communicated to Executive, and included in the Award Agreement relating to the Initial Incentive Awards. The Initial Incentive Awards shall be subject to any conditions set forth in the Cash Plan and the granting document(s).

     C. The first sentence of Section 8(b) of the Employment Agreement is deleted in its entirety and replaced with the following:

                    (b) Termination Payments - Termination by Executive. If
               Executive voluntarily terminates his employment (i) without Good Reason, or (ii) without Good Reason on Change of Control, then Executive shall be entitled to receive: (A) a cash payment equal to the aggregate amount of (x) accrued but unpaid Base Salary and
               (y) unused vacation days; (B) settlement of any then vested Initial Phantom Shares and Phantom Shares (as defined in the Cash
               Plan); and (C) the ability to exercise any then vested Initial Incentive Award and Annual Awards in accordance with their terms.

The balance of Section 8(b) of the Employment Agreement shall remain unchanged.

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     D. The first sentence of Section 8(g) of the Employment Agreement is deleted in its entirety and replaced with the following:

                    (g) Termination Payments - Disability. If Executive is
               terminated by the Company for a Disability (as hereinafter defined), then Executive shall be entitled to receive: (i) a cash payment equal to the aggregate amount of (A) accrued but unpaid Base Salary, (B) unused vacation days, and (C) the Target Bonus on a pro rata basis through the Termination Date; (D) settlement of any then vested Initial Phantom Shares and Phantom Shares; and
               (ii) the immediate vesting of the next tranche of Initial SARs and SARs (as defined in the Cash Plan) that would have vested after the Termination Date under any Initial Incentive Award and Annual Awards; and (iii) the ability to exercise any then vested Initial Incentive Award and Annual Awards in accordance with their terms.

The balance of Section 8(g) of the Employment Agreement shall remain unchanged.

     E. Section 16 of the Employment Agreement is deleted in its entirety and replaced with the following:

          16. Conflict. In the event of a conflict between the terms of this Agreement and the Cash Plan or the Company's Annual Incentive Plan, this Agreement shall control.

3. Termination of Options and Units. Executive and the Company agree that upon grant of the Initial SARs and Initial Phantom Shares, the grants of the Units and Options as provided in the Employment Agreement, and any related granting documents will be immediately terminated and of no further force or effect.

4. Conflicts. In the event there is a conflict between the terms of the Employment Agreement and the terms of this Amendment, the terms of this Amendment shall control.

5. Employment Agreement. The Employment Agreement, as hereby amended, shall continue in full force and effect, to the fullest extent not inconsistent with this Amendment.

6. Applicable Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Michigan applicable to contracts made and to be performed within such State without regards to the principles of conflicts of law.

7. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

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     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

                                        TECUMSEH PRODUCTS COMPANY

                                        /s/ James S. Nicholson
                                        ----------------------------------------
                                        By: James S. Nicholson
                                        Its: Vice President, Treasurer and Chief
                                             Financial Officer


                                        EXECUTIVE


                                        /s/ Edwin L. Buker
                                        ----------------------------------------
                                        Edwin L. Buker